REICH & TANG, INC.
                                230 Park Avenue
                            New York, New York 10017



                                                                January 18, 1980


Short Term Income Fund, Inc.
230 Park Avenue
New York, New York  10017


Dear Sirs:

          In connection with our purchase of 100,000 shares of Short Term Income Fund, Inc. Common Stock at the price of one dollar ($1.00) per share, this will confirm that we are buying such shares for investment for our own account only, and not with a view to reselling or otherwise distributing them.


                                                         Very truly yours,


                                                         REICH & TANG, INC.

                                                         By: /s/ Joseph H. Reich
                                                             -------------------
                                                                President